Exhibit 10.15

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Important notes:

In order to protect your rights and interests, you are kindly requested to carefully read all provisions of this Agreement in its entirety prior to execution of this Agreement, especially those provisions in black and in bold. For any questions, please timely require us to make clarification. If you have any further question or ambiguity, please consult with your attorney and relevant professionals.

Credit Facility Agreement

(applicable to loan as working capital without requiring a loan contract to be separately executed)

No.: 127XY2021004205

The Credit Grantor: China Merchants Bank Co., Ltd., Wuhan Branch (hereinafter referred to as “Party A”)

The Credit Applicant: Hubei ECARX Technology Co., Ltd. (hereinafter referred to as “Party B”)

Upon Party B’s application, Party A agrees to grant to Party B a credit line for Party B’s use. Now therefore, both Parties hereby, in accordance with the relevant laws and through full consultation, enter into this Agreement subject to the following terms and conditions.

1. Credit Line

1.1 Party A hereby grants to Party B the credit line of RMB Four Hundred Million Only (or the equivalent amount in other currencies converted at the exchange rate issued by Party A when each specific business actually occurs, the same as below) (inclusive of revolving credit line and/or one-time credit line).

Any balance outstanding (if any) in a specific business accepted and handled under the original Credit Facility Agreement No. / (fill in the name of the agreement here) executed between Party A (or its subsidiary) and Party B, shall be automatically incorporated into this Agreement and directly use and accordingly reduce the credit line under this Agreement.

1.2 The credit period shall be 12 months, i.e., from February 1, 2021 to January 31, 2022. If Party B needs to utilize the credit line to handle any specific credit business, it shall submit its application for use of the credit line to Party A within the said credit period, and Party A will reject any application for use of the credit line as submitted by Party B after the expiration of such credit period, except as otherwise specified in this Agreement.

1.3 The types of credit businesses under the credit line shall include but not limited to one or more of the following: loan/purchase order loan, trade financing, bill discounting, acceptance of commercial drafts, confirming/committed discounting of commercial acceptance draft, international and domestic letter of guarantee, guarantee for payment of customs duties, overdraft in corporate account, derivative transactions and gold lease, among other things.

“Trade financing” shall include but not limited to international/domestic L/C, inward documentary bill, delivery against bank guarantee, inward documentary bill for collection, packing credit, outward documentary bill, export negotiation, outward documentary bill for collection, import and export remittance financing, credit insurance financing, factoring and certified bill, among other things.

1.4 Revolving credit line shall mean the maximum limit of total principal balance under one or more of the aforesaid credit businesses, which is granted by Party A to Party B during the credit period and may be used in continuous and revolving way.

One-time credit line shall mean the amount of one-time credit line approved by Party A, which shall not be exceeded by the accumulative amounts under various aforesaid credit business provided by Party A to Party B during the credit period. Party B shall not use the one-time credit line in a revolving way, and the corresponding amount under the several businesses as applied for by Party B will use and accordingly reduce the one-time credit line, until the full one-time credit line is accumulatively used up.

2. Arrangement for Using and Accordingly Reducing the Credit Line

2.1 Any specific credit business as applied for by Party B and examined and approved by Party A during the credit period shall be automatically incorporated into this Agreement and use and accordingly reduce the credit line under this Agreement.

2.2 Where Party A handles any factoring business under which Party B is the payer (the debtor of receivables), then the claim of receivables assigned from a third party to Party A against Party B in such business will use and accordingly reduce the above-mentioned credit line. Where Party B applies to Party A for handling any factoring business under which Party B is the payee (the creditor of receivables), then the amount of acquisition (amount of purchase) under such business for the purpose of purchase of the claim of receivables held by Party B, as paid to Party B by Party A out of its own funds or other funds from lawful source, will use and accordingly reduce the above-mentioned credit line.

2.3 Where Party A, after opening a L/C, entrusts other branches of China Merchants Bank to open a back-to-back letter of credit to beneficiary in accordance with its internal process, such opening of L/C as well as documentary bill and delivery against bank guarantee thereunder will use and accordingly reduce the above-mentioned line of credit.

Where the business of opening import L/C is handled, if subsequently, the business of inward documentary bill actually occurs under the same L/C, then opening import L/C and inward documentary bill will use the same amount of credit line based on different stage, that is, when the business of inward documentary bill occurs, the amount of credit line resumed after external payment of L/C may be used again to handle the business of inward documentary bill, which shall be deemed to use the same amount of credit line originally used by opening import L/C.

3. Examination, Approval and Use of the Credit Line

3.1 The type of credit line hereunder (revolving or one-time credit line) and applicable type of credit businesses, the amount of credit line corresponding to each specific type of credit business, whether or not such amount may be adjusted among different types of credit businesses, and the specific conditions for such adjustment, among other things, shall be subject to examination and approval by Party A. In case of any change by Party A in its original opinions on examination and approval upon Party B’s application during the credit period, the opinions on examination and approval subsequently issued by Party A shall constitute supplement to and change in the original opinions, by analogy.

3.2 To use the line of credit, Party B must apply to Party A one by one and provide the materials as required by Party A, and such application shall be examined and approved by Party A one by one before the relevant business is accepted and handled. Party A shall have the right to decide whether or not to approve any application in light of the requirement for its internal management and Party B’s operating status, and may at its sole discretion reject Party B’s application for use of credit line without incurring any legal liability in any way towards Party B. In case of any discrepancy between the provisions of this Sub-Clause 3.2 and other clauses herein, this Sub-Clause shall prevail.

3.3 Where Party A agrees to accept and handle any specific credit business upon its examination and approval, the documents in connection with such specific business as executed by Party A and Party B (including but not limited to individual agreement/application, framework agreement or specific business contract) shall constitute an integral part of this Agreement. The specific amount, interest rate, term, purpose and fees of each loan or other credit facilities, among other business elements shall be determined in specific business documents, business vouchers (including but not limited to application for drawing, promissory note, if any) as confirmed by Party A and business records in Party A’s system.

Where Party B applies for any loan as working capital to the extent of the credit line, no Loan Contract is required to be executed one by one by Party A and Party B. To apply for loan, Party B shall submit the application for drawing one by one, and Party A will examine and approve such application one by one.

3.4 Party A may, according to change in the State’s relevant policies, the international and domestic market situation or its own credit policy, regularly or irregularly change the base rate of loan/other credit facilities or pricing method of interest hereunder. Such change shall become effective upon notification by Party A to Party B (Party A may notify Party B by issuing public announcement at its business premises or on the official website of China Merchants Bank, or give a notice according to any communication address/method provided by Party B herein); if Party B refuses to accept such change, it may prepay any loan hereunder; otherwise, it shall be deemed to accept the notice of such change.

In case of any discrepancy between the provisions of this Sub-Clause 3.4 and other clauses herein, this Sub-Clause shall prevail.

3.5 The specific use term of each loan or other credit facilities within the line of credit shall be determined according to Party B’s demands for its business operation and Party A’s provisions on business management, and the expiration date of each specific business may be later than the expiration date of the credit period (except as otherwise required by Party A).

3.6 Party A may, within the credit period, regularly review and appraise Party B’s business operation and financial standing on an annual basis, and may adjust the credit line available to Party B based on the results of appraisal.

4. Interest Rate of Loan as Working Capital

4.1 The interest rate of any loan hereunder shall be specified in the relevant application for drawing submitted by Party B and be subject to examination and approval by Party A; in case of any discrepancy between the application for drawing and the promissory note of such loan (if any) or the records in Party A’s records, the promissory note (if any) or the records in Party A’s promissory note shall prevail.

4.2 If Party B fails to use any loan as agreed herein, the default interests shall be charged on the part of the loan not used for the agreed purpose, at the original rate plus 100% thereof, accrued from the date when the agreed purpose of loan is changed. The original rate shall mean the interest rate applicable prior to change in the agreed purpose of the loan.

If Party B fails to repay any loan timely, the overdue interests (default interests) shall be charged on the part of the loan outstanding, at the original rate plus 50% thereof (the interest rate of overdue loan), accrued from the overdue date of loan. The original rate shall mean the interest rate applicable prior to the maturity date of the loan (inclusive of accelerated maturity of the loan), or, in case of floating rate, the interest rate applicable to the last floating period prior to the maturity date of the loan (inclusive of accelerated maturity of the loan).

If a single loan becomes overdue and concurrently has not been used for the agreed purpose, the higher of the said default rates shall apply.

4.3 In case of any adjustment in the loan rate by the People’s Bank of China during the loan term, the relevant provisions of the People’s Bank of China shall apply.

4.4 Where the maturity date of a loan is a holiday, it shall be automatically postponed to the first business day immediately after such holiday, and the interests shall be calculated according to the actual days for use of loan proceeds lapsed.

4.5 Party B shall pay the interests on each interest calculation date, and Party A may directly deduct the interests due from any account of Party B maintained with China Merchants Bank. If the last date of repayment of the loan principal is not an interest calculation date, then the last of repayment of the loan principal shall be deemed as the date of interest settlement, on which the Borrower shall pay off all interests due on the loan principal. In case of Party B’s failure to pay any interests timely, the compound interests shall be calculated on the interests due but unpaid (including default interests) at the interest rate of overdue loan as specified in this Clause 4.

5. Security

5.1 In respect of any debt owed by Party B to Party A hereunder, Party B or a third party acceptable to Party A shall provide mortgaged or pledged properties as security or joint and several guarantee, and Party B or the third party as the guarantor shall separately issue or execute security/guarantee documents as required by Party A.

5.2 Where the guarantor fails to execute guarantee documents and properly handle the procedures for guarantee pursuant to the provisions of this Clause 5 (including the circumstance where the debtor of receivables raises any objection to the receivables prior to pledge of the receivables), Party A may refuse to grant the credit facility to Party B.

5.3 Where any mortgagor provides secured real estate as collateral for any debts owed by Party B to Party A hereunder, if Party B becomes aware of that the collateral has been or may be subject to demolition and relocation or expropriation plan of the government, it shall immediately notify Party A thereof and urge and cause the mortgagor to, pursuant to the provisions in the mortgage contract, provide the properties reimbursed by the party in charge of demolition as security for Party B’s debts and timely handle the procedures for security, or, upon Party A’s demand, provide other security measures acceptable to Party A.

6. Rights and Obligations of Party B

6.1 Party B shall be entitled to the following rights:

6.1.1 Party B may require Party A to extend any loan or other credit facilities within the credit line pursuant to the conditions contained herein;

6.1.2 Party B may use the credit line pursuant to the provisions contained herein;

6.1.3 Party B may require Party A to keep confidential the information on its production, operation, properties and accounts among other things as provided by it to Party A, except as otherwise specified in this Agreement; and

6.1.4 Party B may assign its debts to a third party upon the written consent of Party A.

6.2 Party B shall bear the following obligations:

6.2.1 Party B shall truthfully provide Party A with the documents and materials required by Party A (including but not limited to its true financial books/statements and annual financial reports to be provided by it regularly as requested by Party A, and its major decisions and changes in its production, operation and management, materials of drawing/using the loan proceeds, and the materials concerning collaterals), and the information on all of its deposit banks, accounts and deposit/loan balance, and shall assist Party A for any investigation, review and inspection by Party A;

6.2.2 Party B shall be subject to Party A’s supervision on its use of the credit funds and its relevant production, operation and financial activities;

6.2.3 Party B shall use any loan and/or other credit facilities pursuant to the provisions in this Agreement and each specific business document and/or for the committed purpose;

6.2.4 Party B shall timely and fully repay the principal of any loan, advance and other debts under the credit facility and pay the relevant interests, fees and expenses pursuant to the provisions in this Agreement and each specific business document;

6.2.5 Party B must obtain written consent from Party A if it intends to assign its debts hereunder in whole or in part to any third party;

6.2.6 Party B shall promptly notify Party A and actively assist Party A to take the security measures for properly discharge of all principal of and interests on any loan, advance and other debts under the credit facility and all relevant fees and expenses, in case of its occurrence of any of the following events:

6.2.6.1 It suffers major financial loss, loss of assets or other financial crisis;

6.2.6.2 It provides any loan or guarantee or mortgages (pledges) its own properties (rights) in favor of any third party or in order to hold any third party harmless;

6.2.6.3 It ceases its business operation, or its business license is suspended or cancelled, or petition for bankruptcy or dissolution is brought by or against it, or its major corporate information is changed, such as corporate name, registered domicile, business place or its beneficiary; or there are changes in the Borrower's controlling shareholders/actual controllers;

6.2.6.4 Its controlling shareholder or other affiliated companies or actual controllers suffer major operating or financial crisis, so as to affect its regular operation, or its legal representative/principal responsible person, directors or major senior management officers are changed, or are punished or their personal freedom is restricted by the competent authorities due to violation of laws or disciplines, or have been missing for more than 7 days, so that its regular operation might be affected;

6.2.6.5 It has any affiliated transaction with its controlling shareholder or other affiliated companies or actual controllers, involving the amount of not less than 10% of its net assets (the notice given by it to Party A shall at least include the affiliated relationship between the parties to the transaction, the project and nature of the transaction, the transaction amount or relevant ratio, pricing policy (including the transactions in zero or nominal amount), among other things);

6.2.6.6 There are any lawsuits, arbitrations or criminal or administrative penalties that would have material adverse effect upon its operation or financial standing;

6.2.6.7 It or its actual controllers conducts any acts involving huge-amount private usurious loans, or have bad records in other financial institutions such as borrowing a new loan to repay old one, overdue loan or overdue interests; or its affiliated enterprises have internal capital chain rupture and are subject to debt crisis; or the construction of its project is stopped or delayed or it makes incorrect decision on major investment; or

6.2.6.8 Any other major events occur that would affect the ability of repayment of Party B and/or its controlling shareholders/actual controllers.

6.2.7 Party B shall not be indolent in managing and recovering its claims due, nor dispose of its existing major properties free of charge or in other improper ways.

6.2.8 Prior to any consolidation (merger), division, reorganization, joint venture (cooperation), transfer of title (equity), share system reform, external investment, increase in debt financing, among other major matters, Party B must obtain the written consent of Party A.

6.2.9 In case of pledge of receivables, it is guaranteed by Party B that the balance of the credit line at any time during the credit period shall be lower than 80% of the balance of pledged receivables, otherwise it must provide additional receivable as pledge acceptable to Party A or pay a guarantee money (the guarantee money account shall be that automatically generated or recorded by Party A’s system at the time of payment thereof, the same as below), until the balance of pledged receivables × 80% + valid guarantee money﹥balance of the credit line.

6.2.10 Where Party B provides any guarantee money as pledge, if the balance of the guarantee money account becomes lower than 95% of the amount under any specific business due to fluctuation of exchange rate, Party B shall have the obligation to provide additional guarantee money or other securities upon Party A’s demand.

6.2.11 It is warranted by Party B that payment for goods sale under import shall be collected through the account designated by Party A; under export negotiation, the bills and/or documents under L/C shall be transferred to Party A.

6.2.12 It is warranted by Party B, its activities of receipt and expenditure such as settlement and payment shall be conducted through its bank settlement account maintained with Party A, and during the credit period, the proportion of settlement transactions in its designated account shall not be lower than the ratio that its financing obtained from Party A bears to its financing obtained from all banks.

7. Rights and Obligations of Party A

7.1 Party A shall be entitled to the following rights:

7.1.1 Party A may require Party B to timely and fully repay the principal of any loan, advance and other debts under the credit facility and pay the interests thereon and relevant fees and expenses under this Agreement and each specific contract;

7.1.2 Party A may require Party B to provide any materials relating to Party B’s use of the credit line;

7.1.3 Party A shall have the right to be informed of Party B’s activities of production, operation and finance;

7.1.4 Party A may supervise Party B’s use of any loan and/or other credit facilities pursuant to the provisions in this Agreement and each specific business document; as required by its business, Party A may at its sole discretion directly suspend or restrict corporate online banking/corporate APP/other online functions of Party B’s account (including but not limited to closing corporate online banking/corporate APP/other online functions, and presetting the list of payees/limit of single payment/limit of payment during any period, among other restrictive measures) and other electronic payment channel, restrict sale of settlement vouchers, or restrict over-the-counter payment and transfer of Party B’s account and the function of payment and universal withdrawal of telephone banking and mobile banking, among other non-OTC channels.

7.1.5 Party A may, as required by its internal process, after opening a L/C upon Party B’s application, entrusts other branches of China Merchants Bank of the place where the beneficiary is situated to open a back-to-back L/C to the beneficiary;

7.1.6 Party A may deduct relevant amounts from any account of Party B opened with any branch of China Merchants Bank, for the purpose of repayment of any debts owed by Party B under this Agreement and any specific business document (in case any debt under credit facility is denominated in any currency other than RMB, Party A may directly purchase foreign currency from Party B’s RMB account at the exchange rate issued by it, for the purpose of repayment of the principal of credit facility and payment of the interests thereon and relevant fees and expenses);

7.1.7 Party A may assign its creditor’s rights against Party B, and notify Party B of such assignment in a way as deemed appropriate by it, including but not limited to fax, mail, personal delivery or announcement over public media, and may collect the debts owed by Party B;

7.1.8 Party A may supervise, or entrust other branches of China Merchants Bank to supervise, the accounts of Party B, and control the payment of loan proceeds for the purpose of loan and to the extent of payment as agreed by both Parties;

7.1.9 In case it is found by Party A, Party B has any circumstances as described in Sub-Clause 6.2.6 hereof, Party A may require Party B to properly take the security measures for ensuring discharge of the principal of credit facility, interests thereon and all relevant fees and expenses under this Agreement, or directly take one or more measures for remedies as agreed in the provisions hereof under the heading “Events of Default and Relevant Measures”; and

7.1.10 Party A may further exercise other rights agreed by this Agreement.

7.2 Party A shall bear the following obligations:

7.2.1 Party A shall extend loans or provide other credit facilities to Party B within the credit line pursuant to the provisions in this Agreement and each specific contract; and

7.2.2 Party A shall keep confidential any information on Party B’s assets, finance, production and operation, except it is otherwise stipulated by laws and regulations or required by the regulatory authorities, or except such information is disclosed to its parent or subsidiary company or professionals such as external auditors, accountants or attorneys subject to equivalent obligation of confidentiality.

8. Matters Specially Warranted by Party B.

8.1 It is an entity duly incorporated and validly existing and having legal personality in accordance with the law of China, has true, lawful and valid procedures for registration and annual report, and has full capacity of civil acts to execute and perform this Agreement;

8.2 Its execution and performance of this Agreement have been duly authorized by its board of directors or other equivalent authorities;

8.3 All documents, materials and certificates provided by it relating to it, the guarantors, mortgagers (pledgers), or mortgaged (pledged) properties are true, accurate, complete and valid, and contain no major error in non-compliance with the facts or omission in any material aspect;

8.4 It shall strictly abide by the provisions in each specific business document and various letters and relevant documents issued to Party A;

8.5 There are no lawsuits, arbitrations or criminal or administrative penalties pending at the time of execution of this Agreement that would have material adverse effect upon it or its major properties, and there will be no such lawsuits, arbitrations or criminal or administrative penalties occurring during the period of performance of this Agreement. In case of occurrence of the same, Party B shall immediately notify Party A thereof;

8.6 It shall strictly abide by various laws and regulations of the State in its operating activities, carry on its all business strictly within the business scope specified in its business license or approved according to law, and timely handle such procedures as corporate registration, annual report and extension/renewal of operating term;

8.7 It shall keep or improve its current level of operation and management, and maintain and increase the value of its existing assets, and shall not waive any claims due, nor dispose of existing major properties free of charge or in other improper ways;

8.8 Without consent of Party A, Party B shall not discharge its other long-term debts in advance;

8.9 Its loan project under credit facility shall comply with the requirements of laws and regulations, and it shall not use any loan for the purpose of investment in fixed assets or equity or speculation in purchase/sale of negotiable securities, futures and real estates in violation of regulations or lending in order to gain illegal incomes, or for any field or industry in which the production and operation is banned by the State, or for other purposes not specified in this Agreement and each specific business document;

If the loan proceeds will be utilized by means of payment by the borrower itself to a third party, Party B shall regularly (at least on a monthly basis) report to Party A the payment of loan proceeds, and Party A may verify the payment of loan proceeds in compliance with the agreed purpose by means of account analysis, voucher check and onsite investigation, among other things.

8.10 When executing and performing this Agreement, it has no other major events that would affect the performance of its obligations hereunder.

9. Special Provisions on Loan as Working Capital

9.1 Drawing and Utilization

The loan as working capital hereunder may be utilized by Party B by means of payment by the borrower or payment by the lender as entrusted by it.

9.1.1 Payment by the borrower

“Payment by the borrower” shall mean, after the loan proceeds are extended by Party A to Party B’s account according to Party B’s application for drawing, Party B will by itself pay such loan proceeds to its transaction counterparty in compliance with the purpose agreed herein.

9.1.2 Payment by the lender as entrusted by the borrower

“Payment by the lender as entrusted by the borrower” shall mean, Party A will, according to Party B’s application for drawing and payment entrustment, pay the loan proceeds through Party B’s account to transaction counterparty of Party B in compliance with the purpose agreed herein. If any loan proceeds are utilized by means of payment by the lender as entrusted by the borrower, Party B shall authorize Party A to pay such loan proceeds through its account to its transaction counterparty on the date when the loan proceeds are extended (or on the next business date thereafter).

9.1.3 Party B must unconditionally utilize the whole loan proceeds by means of payment by the lender as entrusted by the borrower, if under any of the following circumstances:

9.1.3.1 The amount of a single drawing by Party B is not less than RMB Ten Million (or equivalent foreign currency);

9.1.3.2 Party B is required by Party A to utilize the loan proceeds by means of payment by the lender as entrusted by the borrower, according to regulatory requirements or risk control requirements.

9.1.4 If the method of payment by the lender as entrusted by the borrower is adopted, external payment after the loan is extended shall be subject to examination and approval by Party A, and Party B shall not evade supervision of Party A by such means as online banking, inverse check or breaking the whole loan into parts.

9.2 To draw any loan, Party B shall, according to Party A’s requirements, submit the application for drawing (affixed with its official seal or its specimen seal impression provided by it to Party A in advance, if submitted offline; or executed by using digital certificate or by other means acceptable to Party A, if submitted online), promissory note (if required) and other materials which Party A requires Party B to submit according to the different requirements for the methods of payment by the borrower or payment by the lender as entrusted by the borrower. If Party B fails to do so, Party A may reject Party B’s application for drawing. In case of delay in or failure of payment due to any inaccurate or incomplete information provided by Party B, so that Party B has breach towards its transaction counterparty or incurs other losses, Party A shall not be held liable therefor.

9.3 Extension of loan

If Party B needs to extend any loan due to its inability to repay such loan as scheduled hereunder, it shall submit a written application for extension to Party A one month prior to maturity of such loan; if Party A approves such application for extension upon review, both Parties will separately execute an extension agreement. If Party A disapproves the said application for extension, the loan already utilized by Party B and the interests due thereon shall still be repaid according to this Agreement and relevant promissory note or the provisions recorded in Party A’s system.

10. Events of Default and Relevant Measures

10.1 Event of default shall be deemed to have occurred, if Party B is under any of the following circumstances:

10.1.1 Party B fails to perform or breaches any obligations herein;

10.1.2 Any matters specially warranted by Party B hereunder are untrue or incomplete, or Party B breaches any specially warranted matters and fails to rectify it upon Party A’s demand;

10.1.3 Party B fails to draw and utilize loan as agreed herein, or fails to timely and fully repay any loan principal or pay any interests thereon or relevant fees and expenses pursuant to the provisions contained herein, or fails to use funds collection account for receipt of funds as required by Party A, or refuses to accept Party A’s supervision, and fails to immediately rectify it upon Party A’s demand;

10.1.4 Party B has any major breach under any lawful and valid contract executed by it with other creditors, and fails to properly settle it within 3 months after the date of occurrence of such breach.

The aforesaid “major breach” shall mean the circumstances that other creditors may claim against Party B the amounts not less than RMB One Million due to Party B’s breach.

10.1.5 Where Party B is an enterprise listed on National Equities Exchange and Quotations (“NEEQ”) or intends to apply for listing on NEEQ, its listing on NEEQ suffers any materials obstacle or it suspends its application for listing thereon, or the NEEQ market issues warning letter to it, orders it to make rectification or restricts the transaction in its securities account, among other self-disciplined regulatory measures, three times or above in total, or it is subject to disciplinary actions or it is delisted;

10.1.6 Where Party B serves as a supplier of governmental procurement department, there is the risk information that is detrimental to repayment of credit facility granted by Party A, for example the governmental procurement department delays in payment continuously or accumulatively three times, or Party B is disqualified as supplier (included in the blacklist of governmental procurement), fails to timely supply goods, has unreliable quality of products, or suffers difficulty in business operation, or its financial standing obviously deteriorates (insolvent) or the construction of its project is suspended;

10.1.7 Party B’s financial indexes fail to, on ongoing basis, meet the requirements in this Agreement/specific business document, or any prerequisite (if any) for credit facility/financing provided by Party A to Party B agreed in this Agreement/specific business document is not satisfied on ongoing basis;

10.1.8 Party B utilizes the loan by means of “breaking the whole loan into parts”, so as to evade the requirement in this Agreement for payment of loan proceeds to a third party by Party A as entrusted by Party B;

10.1.9 Party B’s activities of operation may cause risks of anti-money laundering or sanction compliance to Party A; or

10.1.10 Party B has any events that would damage the legitimate rights and interests of Party A in the opinions of Party A.

10.2 If any guarantor is under any of the following circumstances that would affect the guarantor’s ability of guarantee in the opinions of Party A, Party A requires the guarantor to eliminate the adverse effect caused thereby, or requires Party B to increase or replace the securities, but the guarantor or Party B fails to do so, it shall be deemed as an event of default:

10.2.1 The guarantor has any circumstances similar with those described in Sub-Clause 6.2.6 hereof, or has the circumstances described in Sub-Clause 6.2.8 hereof without consent of Party A;

10.2.2 When issuing the irrevocable guarantee, the guarantor conceals its actual ability to bear the guarantee liability, or fails to obtain the authorization granted by the competent authorities;

10.2.3 The guarantor fails to timely handle such procedures as corporate registration, annual report and/or extension/renewal of operating term;

10.2.4 The guarantor is indolent in managing and recovering its claims due, or disposes of its existing major properties free of charge or in other improper ways; or

10.2.5 The guarantor breaches its any obligations, undertakings or representations in the irrevocable guarantee executed by it.

10.3 If any mortgager (or pledger) is under any of the following circumstances that would cause the mortgage (or the pledge) to be null and void, or the mortgaged (or pledged) properties to be devalued in the opinions of Party A, and the mortgager (or pledger) and Party B fail to eliminate the adverse effect caused thereby, or increase or replace the securities as required by Party A, it shall be deemed as an event of default:

10.3.1 The mortgager (or pledger) has no ownership of or the right to dispose of the mortgaged (or pledged) properties, or the ownership thereof is under dispute;

10.3.2 The procedures for mortgage/pledge of the mortgaged (or pledged) properties have not been properly handled, or such properties are leased, subject to right of habitation, seized, retained, kept under custody, or subject to co-ownership or prior statutory preference (including but not limited to the preference of payment for construction projects, mortgage preference of movables’ payment), the preference of seller’s title retention or preference of leaser’s financing lease, inter alia, and/or such circumstances are concealed;

10.3.3 Without written consent of Party A, the mortgager assigns, transfers, leases, creates right of habitation over, re-mortgages the mortgaged properties or otherwise disposes of them in any improper way or create any encumbrance over them, or, although disposal of the mortgaged properties is approved by Party A in writing, it fails to apply the proceeds obtained from such disposal to discharge the debts owed by Party B to Party A, as required by Party A;

10.3.4 The mortgager fails to properly keep, maintain and repair the mortgaged properties, so that the mortgaged properties are obviously devalued; or any acts of the mortgager directly endanger the mortgaged properties so that the value of the mortgaged properties is decreased; or the mortgager fails to effect/renew insurance for the mortgaged properties within the mortgage period, as required by Party A;

10.3.5 Where the mortgaged properties have been or may be subject to demolition and relocation or expropriation plan of the government, the mortgagor fails to immediately notify Party A thereof and perform relevant obligations pursuant to the provisions of mortgage contract;

10.3.6 Where the mortgagor uses the residual value of its house mortgaged to China Merchants Bank as the mortgage for the business hereunder, it settles its individual mortgage loan in advance without Party A’s consent, before Party B has repaid the credit facility hereunder;

10.3.7 Where the pledger uses wealth-management product as pledge, the funds of subscription for wealth-management product has unlawful/irregular sources;

10.3.8 The mortgaged (pledged) properties are or may be subject to any other matters that would after their value or Party A’s mortgage (pledge) right; or

10.3.9 The mortgagor (or pledger) breaches any obligations, undertakings or representations in the mortgage contract/pledge contract executed by it.

10.4 Where the securities hereunder include any pledged receivables, if the business operation of the debtor of such receivables obviously deteriorates, or such debtor transfers/withdraws its funds for the purpose of evasion of debts, or changes the route of payment collection in collusion with the pledger, so that the payment of receivables is not made into the special account for payment collection, or such debtor loses its goodwill, loses or may lose its ability of performance, or has other matters that would affect its ability of repayment, then, Party A may require Party B to provide relevant securities or provide additional valid receivables as pledge; if Party B fails to do so, it shall be deemed to constitute event of default.

10.5 In case of occurrence of any event of default as described above, Party A may separately or concurrently take any of the following measures:

10.5.1 It may reduce the credit line hereunder, or cease the use of any remaining amount of the credit line;

10.5.2 It may recover in advance the principal of any loan extended within the credit line and the interests thereon and relevant fees and expenses;

10.5.3 In respect of any draft accepted by Party A, or any L/C (including back-to-back L/C opened by other branches entrusted by it), letter of guarantee or bank guarantee for delivery opened by it during the credit period, whether Party A has advanced the relevant amount or not, it may require Party B to provide additional sum of guarantee money, or transfer any deposit of Party B in other accounts of Party B opened with Party A into the guarantee money account of Party B serving as the guarantee money for discharging any advances by Party A hereunder, or escrow the relevant amounts to a third party serving as the guarantee money for discharging any advances by Party A for Party B;

10.5.4 In respect of the claim of receivables outstanding assigned from Party B to Party A under the factoring business, Party A may require Party B to immediately perform the obligation of repurchase and take other measures for recovery pursuant to relevant specific business documents; in respect of the claim of receivables assigned to Party A against Party B under the factoring business, Party A may immediately recover the same against Party B.

10.5.5 Party A may, as the case may be, directly require Party B to provide additional properties as securities acceptable to Party A, and if Party B fails to do so, it shall pay the liquidated damages equal to 30% of the amount of credit line granted hereunder.

10.5.6 Party A may directly freeze/deduct any deposit in any settlement account and/or other accounts of Party B opened with China Merchants Bank, and suspend opening of new settlement accounts for Party B and issuing of new credit card to legal representative of Party B;

10.5.7 Party A may report the information on Party B’s default and bad faith to credit information institution and banking association, and in appropriate way, share such information among the financial institutions in the banking industry and even make such information available to the public;

10.5.8 Party A may dispose of the mortgaged/pledged properties and/or claim against the guarantor pursuant to the provisions of the security document;

10.5.9 In respect of any loan as working capital under the credit facility, Party A may change the conditions for payment of loan proceeds by the lender as entrusted by the borrower, and cancel Party B’s right to utilize the loan proceeds by the method of “payment by the borrower itself”; or

10.5.10 Party A may exercise its recourse pursuant to the provisions contained herein.

10.6 Any amounts recovered by Party A will be applied for repayment of various credit facilities hereunder in the sequence of their actual maturity dates (in the sequence from later to earlier maturity date). In respect of a specific credit facility, it shall be repaid in the sequence of fees and expenses, liquidated damages, compound interests, default interests, interest, and lastly the principal of such credit facility, until full discharge of all principals, interests and all relevant fees and expenses.

Party A may at its sole discretion adjust the said sequence of repayment, except as otherwise required by laws and regulations.

11. Change in and Supplement to this Agreement

This Agreement may be changed if a written agreement is reached by both Parties through consultation. Before such written agreement is reached, this Agreement shall remain in full force and effect. Neither party may unilaterally change or modify this Agreement.

Any written supplementary agreement, reached by both Parties through consultation, upon any matter not covered by this Agreement or change in this Agreement, and each specific business document hereunder, shall constitute the integral part of this Agreement.

12. Miscellaneous

12.1 Within the valid term of this Agreement, no tolerance or grace by Party A of any breach or delay of Party B, or delay by Party A to exercise its rights or interests hereunder, may prejudice, affect or limit any rights and interests available to Party A as the creditor according to law or pursuant to this Agreement, nor shall be deemed as Party A’s permission or recognition of any breach hereof, or wavier of any existing or future breaches.

12.2 Even if this Agreement becomes legally invalid in whole or in part for whatsoever reasons, Party B shall still be liable for discharging all debts due by it to Party A hereunder. In case of the said invalidity, Party A may terminate this Agreement, and immediately recover all debts payable and due by Party B to it hereunder.

If Party A incurs any additional costs in performance of its obligations hereunder due to any change in applicable laws or policies, Party B shall reimburse Party A such additional costs upon Party A’s demand.

12.3 Any notices, demands or other documents in connection with this Agreement between Party A and Party B shall be given in writing (including but not limited to letter, fax, e-mail, electronic platform such as enterprise online banking/enterprise APP of China Merchants Bank, SMS or Wechat). Party B confirms the address for service of documents and service method as below:

12.3.1 It is acknowledged and agreed by Party B, its enterprise online banking/enterprise APP of China Merchants Bank and its communication address, e-mail, fax No., mobile number or Wechat ID specified in this agreement shall be the address for service of various commercial documents and legal documents.

“Commercial documents” as referred to in this Clause shall mean any business notices, confirmations, notice of default, notice of acceleration, letter of collection of overdue debts, among other things; “legal documents” as referred to in this Clause shall mean notarized documents and judicial documents (including but not limited to complaint/arbitration application, petition for appeal, answer to complaint, evidences, summons, notice of responding to action, notice of producing evidences, notice of appearance, notice of hearing, judgment/adjudication, ruling, mediation statement, notice of performance within specified time limit during the proceedings of trial and enforcement).

Any document sent by Party A, the competent court or notary office in the way as agreed herein to the address specified in the preceding paragraph shall be deemed to have been duly served.

12.3.2 It is acknowledged and agreed by Party B: If any notice is given by personal delivery (including but not limited to service by attorney/notary or by courier), it shall be deemed to have been duly given when it is signed for acknowledgement by the recipient (if it is rejected by the intended recipient, it shall be deemed to have been duly given at the date of rejection/return or 7 days after mailing (whichever is earlier); if by mail, it shall be deemed to have been duly given 7 days after posting; if by fax, e-mail, enterprise online banking/enterprise APP of China Merchants Bank (i.e., service through enterprise online banking/enterprise APP of China Merchants Bank to Party B’s enterprise online banking/enterprise APP of China Merchants Bank), SMS or Wechat, among other electronic means, it shall be deemed to have been duly given on the date of successful transmission as shown on the sender’s relevant system/electronic device. Where Party A notifies Party B of assignment of its creditor’s rights or of debt collection by issuing announcement over public media, such notice shall be deemed to have been served upon Party B on the date when such announcement is issued.

12.3.3 In case of change in the communication address, e-mail, fax No., mobile number or Wechat ID of Party B, it shall notify Party A thereof within 5 business days after such change; otherwise, Party A may give notice according to the original address or information of Party B. In case of failure to give notice due to change in communication address or information of Party B, the notice shall be deemed to have been duly given at the date of return or 7 days after mailing of such notice, whichever is earlier. In such case, Party B shall solely bear any losses caused thereby, without prejudice to the lawful validity of the service.

12.3.4 It is further agreed by Party B, the courts may serve judicial documents to Party B through China Judicial Process Information Online or General Service Platform of All Chinese Courts, among other electronic methods; if the courts electronically serve judicial documents pursuant to the aforesaid provisions, the date of successful transmission as shown on China Judicial Process Information Online or General Service Platform of All Chinese Courts shall be the date of service; if the courts complete the service of judicial documents by electronic methods, it is not required to further serve the judicial documents in paper form to Party B’s communication address.

1.2.3.5 The address for service and service methods as agreed in this Clause shall be applicable to the period of contract’s performance, the resolution of dispute pending, arbitration and court’s trial (first instance, second instance and retrial) and enforcement, inter alia.

12.4 It is agreed by both Parties, each application for business under the trade financing may become effective so far as it is affixed by Party B with its specimen seal impression provided by it to Party A in advance, and both Parties shall recognize the validity of such seal.

12.5 It is agreed and acknowledged by both Parties, where Party B may submits any application for credit business or business vouchers through Party A’s electronic platform (including but not limited to enterprise online banking/enterprise APP), its electronic signature generated by means of digital certificate shall be deemed as its valid signature/seal and represent its true declaration of will; Party A may, based on the application information sent online, fill in and prepare relevant business vouchers, and Party B shall recognize the truthfulness, accuracy and lawfulness of the same and shall be bound by the same.

12.6 In order to facilitate the business, in respect of Party A’s various operations relating to transaction (including but not limited to acceptance of application, review of materials, extension of loan, confirmation of transaction, deduction, enquiry, printing of receipt, debt collection, deduction and collection of amounts and various notices), any branches under Party A’s jurisdiction may handle, generate, sign or issue relevant letters, and the business operation and letters of such branches shall be deemed as the acts of Party A and be binding upon Party B.

12.7 The schedules attached hereto shall constitute integral part of this Agreement, and shall be automatically applicable to the relevant specific businesses occurring between both Parties.

12.8 Fees and Expenses

☐ 12.8.1 If this Agreement involves any accident insurance effected by Party B and naming Party A as the first beneficiary, the relevant insurance premium shall be borne as below (check the applicable☐).

Please check applicable☐:

☐ Party A shall bear the premium.

☐ Party A and Party B shall jointly bear the premium at the following ratio: Party A / %, Party B / %.

☐ 12.8.2 If this Agreement involves the fees of notarization for enforcement (other than the fees of application for issuing enforcement certificate), the fees shall be borne as below (check the applicable☐).

Please check applicable☐:

☐ Party A shall bear the premium.

☐ Party A and Party B shall jointly bear the premium at the following ratio: Party A / %, Party B / %.

12.8.3 In respect of other matters for which any third party is entrusted to provide services, the relevant fees and expenses shall be solely borne by the entrusting party. If both Parties jointly act as the entrusting parties, each party shall bear 50% of such fees and expenses.

12.8.4 In case Party B fails to timely repay any debts owed by it to Party A hereunder, all costs and expenses incurred by Party A for realization of its creditor’s rights, such as attorney fees, the lawsuit fees, and the expenses for traveling, public announcement and service, shall be borne by Party B, and Party B hereby authorizes Party A to directly deduct the same from its bank accounts opened with Party A. In case of any deficiency, Party B undertakes to fully pay such deficiency upon its receipt of relevant notice sent by Party A, without any evidence provided by Party A.

12.9 As required by Party A, Party B shall (check applicable☐):

☐ effect insurance for its core assets, with Party A named as the first beneficiary;

☐ not sell or mortgage the assets   /   designated by Party A before its debts under credit facility have been fully settled;

☐ restrict the distributions of profits to its shareholders as below, before its debts under credit facility have been fully settled:

   /

12.10 Party B shall procure that its various financial indexes during the credit period are not lower than the following requirements:

   /

12.11 Party B additionally recognizes all provisions in the Cooperation Agreement upon Group’s General Credit Business No.   /    (as changed and supplemented by the parties thereto) executed by China Merchants Bank Co., Ltd.    /    and Party B’s parent company/head office/controlling company    /    (fill in the name of company) and agrees to be bound by such agreement, and, in the capacity of an entity subordinate to the group under such agreement, agrees to bear various obligations imposed on those entities subordinate to the group in such agreement. In case of breach of such obligations, it shall be deemed to constitute Party B’s event of default, and in such case, Party A may take the measures for remedies in case of occurrence of default as agreed in this Agreement.

12.12 Provisions on Group.

12.12.1 Party B shall not, by taking advantage of such creditor’s rights as bills or receivable accounts, with its affiliates, being false or without actual underlying trade, handle with Party A such businesses as bill discounting, factoring, pledge, L/C or forfaiting. Where Party B damages or evades the claims of Party A or other branches of China Merchants Bank by taking advantage of affiliated transactions, it shall be deemed to constitute default hereunder, and in such case, Party A may take the measures for remedies in case of occurrence of default as agreed in this Agreement.

12.12.2 If any affiliate of Party B has breach towards China Merchants Bank, it shall be deemed as event of default under the group’s credit facilities, and in such case, Party A may, according to the extent of such event’s effect, decide whether or not to take the measures in case of occurrence of default event as agreed in this Agreement, notwithstanding non-occurrence of default event on part of Party B hereunder.

12.12.3 “Affiliated transaction” shall mean any matter of transferring resources or obligations between the affiliates, whether or not any price is charged. If one person has the power to, directly or indirectly, control another person solely or jointly or impose significant influence upon another person in enterprise finance and operating decision, they shall constitute affiliates; if two or more persons are under the common control, they shall also constitute affiliates. It is agreed by both Parties, the specific definition of affiliates shall be determined by Party A.

12.12.4 “Group” shall mean a group of corporate bodies having the relationship of directly or indirectly holding majority shares (controlling) or majority shares being held (being controlled), or a group of corporate bodies having the affiliation of substantial major risk (for example, under common control by a third party, existence of other affiliated relationship, or potential transfer of assets and profits not on an arm’s length basis). “Control” shall mean Party B has the actual power to direct the decision-making on business operation, application of funds and appointment of senior management officers of another entity or may impose significant influence upon the same. It is agreed by both Parties, whether or not an entity constitutes a group’s member shall be determined by Party A.

12.12.5 Party B shall constitute default and Party A may at its sole discretion decide to suspend the credit line not used by Party B, recover in advance the loan principal and interests in whole or in part, or directly take one or more measures for remedies specified in the provisions under the heading “Event of Default and Relevant Measures” in this Agreement, if Party B is under any of the following circumstances:

12.12.5.1 It provides false materials or conceals major operating or financial matters;

12.12.5.2 Without consent of Party A, it changes the originally agreed purpose of the credit facility, misappropriates the credit facility or engages in illegal or irregular transactions by using the bank’s credit facility;

12.12.5.3 By taking advantage of false contracts with its affiliates, it discounts or pledges receivable bills or receivable accounts (among other creditor’s rights) without actual underlying trade with the bank, so as to illegally obtains funds or credit facility from the bank;

12.12.5.4 It refuses to be subject to Party A’s supervision over its use of the credit proceeds and its relevant operating and financial activities;

12.12.5.5 It has major merger, acquisition, reorganization or change in the group’s control in the borrower as the group’s member, so that the credit facility may be endangered in the opinions of Party A;

12.12.5.6 It intentionally avoids the bank’s claims through affiliated transactions; or

12.12.5.7 It has other major defaults as determined by Party A.

12.13 Party A may at its sole discretion reduce the credit line agreed in Clause 1 hereof, to which Party B shall have no objection. If Party B has breach in respect of any debt owed by it to Party A, it shall be deemed to constitute default hereunder, whether or not there is any default as described in the aforesaid provisions hereof in respect of the businesses hereunder, and in such case, Party A may take the measures for remedies in case of occurrence of default as agreed in this Agreement.

12.14 It is undertaken by Party B (check applicable☐):

☐ It shall be deemed to constitute default, in case    /    fails to strictly perform the provisions in    /   and    /    issued to Party A;

☐     /

Party B shall be deemed to constitute default in case of its breach of any of the above-mentioned undertakings, and in such case, Party A may take the measures for remedies in case of occurrence of default as agreed in this Agreement.

13. Particulars of Accounts

☐ 13.1 Special account for loan (if applicable, please check☐).

Any loan proceeds hereunder must be extended and paid through the following account:

Account name:   /

Account No.:   /

Bank: China Merchants Bank Co., Ltd.   /   /

13.2 Funds collection account

13.2.1 Both Parties agree to designate the following account as Party B’s funds collection account:

Account name: Hubei ECARX Technology Co., Ltd.

Account No.: [***]

Bank: China Merchants Bank Co., Ltd., Wuhan Economic and Technical Development Zone Branch

13.2.2 Such account shall be subject to the following monitoring requirements:   /

Party A may recover the loan early according to Party B’s funds collection, that is, when such account has funds collected, the loan in the amount equal to the amount of such funds collected shall be deemed to have been accelerated, and in such case, Party A may directly deduct relevant amounts from such account for the purpose of repayment of such loan.

13.3 Party B shall, on a quarterly basis, provide the details of receipt and expenditure of funds in such account, and assist Party A for monitoring the account and funds collected.

14. Applicable Law and Dispute Resolution

14.1 The formation, interpretation and dispute resolution of this Agreement shall be governed by the law of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan), and the rights and interest of both Parties shall be protected by the law of the People’s Republic of China.

14.2 Any dispute between both Parties arising out of performance of this Agreement shall be resolved by both Parties firstly through consultation. If such dispute cannot be resolved through negotiation, either party may (check one of the following three options☐):

☒ 14.2.1 file a lawsuit in the competent people’s court of the place where Party A is situated;

☐ 14.2.2 file a lawsuit in the competent people’s court of the place where this Agreement is executed (the place of execution shall be   /   ); or

☐ 14.2.3 apply for arbitration to / (fill in the name of arbitration organ) at the arbitration place    /    .

14.3 After this Agreement and each specific business document are notarized by both Parties with the validity of enforcement, Party A may directly apply to the competent people’s court for enforcement in order to recover any debts owed by Party B under this Agreement and such specific business document.

15. Effectiveness

This Agreement shall become effective when it is signed by the legal representatives/principal responsible persons or authorized agents of both Parties or affixed with their personal seals and affixed with the official seals/the special seals for contractual purpose of both Parties, and shall become null and void on the expiration date of the credit period or on the date when all debts and other relevant fees and expenses owed by Party B to Party A hereunder are fully discharged, whichever is later.

16. Supplementary Provisions

This Agreement shall be executed in triplicate, of which Party A keeps two and Party B,   /   and    /    keeps one respectively, being equally authentic.

Schedules: 1. Special Provisions on Cross-Border Trade Financing Business

2. Special Provisions on Buyer/Import Factoring Business

3. Special Provisions on Purchase Order Loan Business

4. Special Provisions on the Business Concerning Committed Discounting of Commercial Acceptance Draft

5 Special Provisions on Derivative Transaction Business

6 Special Provisions on Gold Lease Business

Schedule 1

Special Provisions on Cross-Border Trade Financing Business

[***]

Schedule 2

Special Provisions on Buyer/Import Factoring Business

[***]

Schedule 3

Special Provisions on Purchase Order Loan Business

[***]

Schedule 4

Special Provisions on the Business Concerning Committed

Discounting of Commercial Acceptance Draft

[***]

Schedule 5

Special Provisions on Derivative Transaction Business

[***]

Schedule 6

Special Provisions on Gold Lease Business

[***]

(This page is only for execution of Credit Facility Agreement No.: 127XY2021004205)

Party A: China Merchants Bank Co., Ltd., Wuhan Branch (seal of the bank)

/s/ China Merchants Bank Co., Ltd., Wuhan Branch

/s/ Authorized Signatory

Principal responsible person or authorized agent (signature or personal seal):

Communication address: China Merchants Bank Co., Ltd., Wuhan Branch, No. 118 Yunxia Road, Jianghan District, Wuhan City, Hubei Province

E-mail of the bank:   /

Fax No. of the bank:   /

Mobile number of contact person:   /

Wechat ID of the bank:    /

Party B: Hubei ECARX Technology Co., Ltd. (official seal)

/s/ Hubei ECARX Technology Co., Ltd.

/s/ Shen Ziyu

Legal representative/principal responsible person or authorized agent (signature or personal seal):

Communication address: Building 7B (QDXX-F7B), Tusincere Park, Innovation Valley, Nantaizi Lake, Economic and Technical Development Zone, Wuhan City, Hubei Province

E-mail of the company:    /

Fax No. of the company:    /

Mobile number of contact person: [***]

Wechat ID of the company:    /

Date of execution: February 1, 2021